EXHIBIT 3.8


                     AMENDMENT TO ARTICLE VIII OF THE BYLAWS
                             OF ENERGY CONVERSION DEVICES, INC.

         The first sentence of the Fourth paragraph of Article VIII of the Bylaws is amended as of April 27, 2000, as follows:

               The total number of directors shall consist of not less than three nor more than fourteen directors.